Exhibit 12

MATERIAL CHANGE REPORT
UNDER
SECTION 146(1)OF THE SECURITIES ACT (ALBERTA)
SECTION 75(2) OF THE SECURITIES ACT (ONTARIO)
SECTION 85(1) OF THE SECURITIES ACT (BRITISH COLUMBIA)
SECTION 84(1) OF THE SECURITIES ACT (SASKATCHEWAN)
SECTION 73 OF THE SECURITIES ACT (QUEBEC)
SECTION 81(2) OF THE SECURITIES ACT (NOVA SCOTIA)
SECTION 76(2) OF THE SECURITIES ACT (NEWFOUNDLAND)
AND SIMILAR PROVISIONS OF OTHER PROVINCIAL LEGISLATION

1.	Reporting Issuer:

The name and address of the reporting issuer is:

Hawker Resources Inc. Suite 500, 340 – 12th Avenue S.W Calgary, Alberta T2R 1L5 (the “Corporation”)

2.	Date of Material Change:

June 12, 2003.

3.	News Release

A press release disclosing the nature and substance of the material change and attached hereto as Appendix “A” was issued on June 12, 2003.

4.	Summary of Material Change:

The Corporation announced the completion of its previously announced public offering of 14,286,000 common shares at a price of $3.15 per common share for gross proceeds of approximately $45.0 million.

5.	Full Description of Material Change:

Details of the transaction are provided in the press release dated June 12, 2003, a copy of which is attached hereto as Appendix “A”.

6.	Reliance on confidentiality provisions of the Act:

Not applicable.

7.	Omitted Information:

Not applicable.

8.	Senior Officer:

For further information, please contact Mr. Barry R. Herring, Chief Financial Officer at the above mentioned address or at (403) 261-6883.

9.	Statement of Senior Officer:

The foregoing accurately discloses the material change referred to in this report.

DATED at Calgary, Alberta, this 20th day of June, 2003.

Hawker Resources Inc.

Per:	“Barry R. Herring”

Barry R. Herring
Chief Financial Officer

News release via CCN Matthews, Vancouver 604-683-1066

Not for distribution in the United States or over U.S. Wire Services. Any failure to comply with this restriction may constitute a violation of U.S. Securities Laws.

Attention Business/Financial Editors:

Hawker Resources Completes Equity Offering

CALGARY, June 12, 2003 – Hawker Resources Inc. (TSX:HKR) today completed its previously announced public offering of 14,286,000 common shares at a price of $3.15 per common share for gross proceeds of approximately $45.0 million. After completion of the offering, Hawker has 25,771,637 equity shares outstanding. The underwriting syndicate was led by Peters & Co. Limited and included FirstEnergy Capital Corp., Griffiths McBurney & Partners and Tristone Capital Inc.

Net proceeds of the offering, together with funds drawn on Hawker’s recently obtained credit facility, will be used to fund the previously announced acquisition of former Southward Energy Ltd. assets on June 30, 2003. The properties include both producing assets and prospective exploration plays on lands located east of Edmonton in the Lavoy and Cold Lake/Bonnyville areas of Alberta.

The common shares have not been, and will not be, registered under the United States Securities Act of 1933 and may not be offered or sold in the United States without an exemption from the applicable registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy the common shares in the United States.

For further information: Barry R. Herring, Chief Financial Officer, Telephone: (403) 261-6883, Fax: (403) 266-1814

ADVISORY: The Toronto Stock Exchange has neither approved nor disapproved of the information contained herein. Certain information regarding the company, including management’s assessment of future plans and operations, may constitute forward-looking statements under applicable securities law and necessarily involve risks associated with oil and gas exploration, production, marketing and transportation such as loss of market, volatility of prices, currency fluctuations, imprecision of reserve estimates, environmental risks, competition from other producers and ability to access sufficient capital from internal and external sources; as a consequence, actual results may differ materially from those anticipated. The company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contemplated by the forward-looking statements.